FOR IMMEDIATE RELEASE
August 14, 2006

CONTACTS:
Larry T. Kuglar	Harvey N. Clapp
SouthCrest Financial Group, Inc.	Maplesville Bancorp
(678) 721-5205	(334) 366-2921

SOUTHCREST FINANCIAL GROUP, INC. AND MAPLESVILLE BANCORP TO MERGE

FAYETTEVILLE, GA (August 14, 2006) — SouthCrest Financial Group, Inc. and Maplesville Bancorp, Clanton, Alabama, announced today the execution of a definitive merger agreement, dated August 11, 2006, whereby Peachtree Bank, a wholly-owned subsidiary of Maplesville Bancorp will become a wholly-owned subsidiary of SouthCrest. Shareholders of Maplesville Bancorp will be entitled to receive an aggregate of approximately 371,000 shares of SouthCrest stock and $7,557,000 in cash. The Agreement is subject to regulatory approval and approval by the Maplesville shareholders. The parties contemplate closing during the fourth quarter.

SouthCrest Financial Group, Inc. is the parent company of two bank subsidiaries operating a total of nine branch offices. Bank of Upson, based in Thomaston, Georgia, has two branches in Upson County, three branches in Meriwether County operating as Meriwether Bank & Trust, and one branch in Fayette County operating as SouthCrest Bank. First National Bank of Polk County, based in Cedartown, Georgia, operates three branches in Polk County. SouthCrest is traded on the OTC-Bulletin Board under the symbol "SCSG."

Maplesville Bancorp is a one-bank holding company with offices located in Clanton and Maplesville, Alabama, along the I-65 corridor between Montgomery and Birmingham. At June 30, 2006, it had $64,634,000 in assets, $40,075,000 in deposits, and capital of $10,216,000. For the six months ended June 30, 2006, it earned $506,000.

On a proforma basis, SouthCrest Financial Group, Inc. will have combined total assets of approximately $525 million.

Daniel W. Brinks, Chairman of SouthCrest, commented, "We are pleased to have Maplesville and its subsidiary, Peachtree Bank, join our company. Like Bank of Upson and First National Bank of Polk County, our two banking subsidiaries, Peachtree Bank has a long history of high performance and a solid base of core deposits. It is located in the middle of the rapidly developing corridor between Birmingham and Montgomery, Alabama and is contiguous to the very high growth Shelby County, Alabama market."

Chairman Brinks added, "Peachtree Bank fits our vision of bringing together the resources of similar, high-performing community banks to provide greater financial strength. Our goal is to accomplish this and at the same time continue our financial success through delivery of high-touch community banking."

Harvey N. Clapp, Chairman of Maplesville, stated, "We were delighted to find a partner that appreciates our focus on core business and profitability. We are excited about the added depth and strength that SouthCrest brings us to enable us to take advantage of the emerging opportunities in our marketplace. In the end, it is all about creating shareholder wealth."

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The information contained herein does not constitute an offer to sell any securities. The issues of SouthCrest common stock as part of the consideration to the Maplesville shareholders is anticipated to be a private placement.  The shareholders of Maplesville Bancorp will receive and are urged to read the Prospectus/Private Placement Memorandum that will be delivered to them prior to their special meeting as it will contain important information about their investment decision.

Some of the statements in this Press Release, are "forward-looking statements" within the meaning of the federal securities laws. When we use words like "anticipate", "believe", "intend", "expect", "estimate", "could", "should", "will", and similar expressions, you should consider them as identifying forward-looking statements, although we may use other phrasing. These forward-looking statements involve risks and uncertainties and are based on our beliefs and assumptions, and on the information available to us at the time that these disclosures were prepared. Many of these factors are beyond our ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. We disclaim any obligation to update or revise any forward-looking statements contained in this Press Release, whether as a result of new information, future events or otherwise.